Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "TYG SOLUTIONS CORP.", FILED IN THIS OFFICE ON THE TWENTY-FIFTH DAY OF MARCH, A.D. 2013, AT 11:48 O'CLOCK A.M.

5308872 8100

130506326

You may verify this certificate online at corp.delaware.gov/authver.shtml

Jeffrey W. Bullock, Secretary of State

AUTHENTICATION: 0413235

DATE: 05-07-13

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:48 AM 03/25/2013
FILED 11:48 AM 03/25/2013
SRV 130353219 - 5308872 FILE

STATE *of* DELAWARE
CERTIFICATE *of* INCORPORATION
A STOCK CORPORATION

- **First:** The name of this Corporation is TYG Solutions Corp.
- **Second:** Its registered office in the State of Delaware is to be located at 108 West 13th St Street, in the City of Wilmington County of New Castle Zip Code 19801. The registered agent in charge thereof is Business Filings Incorporated

Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

- **Fourth:** The amount of the total stock of this corporation is authorized to issue is 200000000 shares (number of authorized shares) with a par value of 0.0001000000 per share.
- **Fifth:** The name and mailing address of the incorporator are as follows:
  Name Chanan Wilensky
  Mailing Address 202 Ave. F
  Brooklyn, NY Zip Code 11218
- **I, The Undersigned,** for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 21st day of March, A.D. 20 13.

BY: [signature]
(Incorporator)

NAME: Chanan Wilensky
(type or print)